UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OraSure Technologies, Inc.

Annual Meeting of Shareholders –May 17th!

Please Vote Your Shares Today!

April 26, 2011

Dear OraSure Shareholder:

We recently mailed to you proxy material for the upcoming May 17th annual meeting of shareholders. Your vote is extremely important. According to records your shares are still unvoted. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly so that we can avoid additional costs.

Time is Short! Vote Your Shares!

Your vote is important. With the Annual Meeting now only a short time away, please act today to be sure your shares are voted. You can vote by telephone, Internet or mail. For your convenience, a duplicate proxy card or voting instruction form is enclosed, along with telephone and Internet voting instructions.

If you already have voted, we thank you for your prompt response. If you have not voted, we encourage you to do so without delay. Your vote is needed and valued, regardless of the number of shares you own. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting!

On behalf of the Board of Directors,

/s/ Jack E. Jerrett

Jack E. Jerrett

Secretary

If you have questions or need assistance voting your shares, you should contact:

MORROW & CO., LLC

Brokers call collect: (203) 658-9400

Shareholders call toll free: (800) 662-5200